Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 15, 2005 accompanying the consolidated financial statements included in the Annual Report of Apogee Technology, Inc. and Subsidiary on Form 10-KSB for the years ended December 31, 2004 and 2003. We consent to the use of the aforementioned report, which is incorporated by reference in the Registration Statements of Apogee Technology, Inc. and Subsidiary on Form S-8 (Nos. 333-106316, 333-90558 and 333-61486).

MILLER WACHMAN LLP

/s/ Miller Wachman LLP

Boston, Massachusetts
October 28, 2005